                                                                     EXHIBIT 2.2




                                 LOAN AGREEMENT


                          DATED AS OF OCTOBER 27, 2000


                                 BY AND BETWEEN



                        PHOENIX INTERNATIONAL LTD., INC.,
                                 AS THE BORROWER



                                       AND



                     LONDON BRIDGE ACQUISITION COMPANY, INC.
                                  AS THE LENDER

                                TABLE OF CONTENTS


                                                                                                         PAGE
                                                                                                         ----

ARTICLE I. DEFINITIONS......................................................................................5
         SECTION 1.01    Definitions........................................................................5
         SECTION 1.02    Accounting Terms..................................................................10
         SECTION 1.03    Other Terms.......................................................................11
ARTICLE II.  AMOUNT AND TERMS OF THE LOAN..................................................................11
         SECTION 2.01    Line of Credit Facility; Request for Acquisition Borrowings and Working Capital
                         Borrowings; Disbursement of Funds.................................................11
         SECTION 2.02    Note; Maturity....................................................................12
         SECTION 2.03    Use of Proceeds...................................................................12
         SECTION 2.04    Interest Rate.....................................................................12
         SECTION 2.05    Interest Payment..................................................................13
         SECTION 2.06    Conversion of Line of Credit......................................................13
ARTICLE III. GENERAL PAYMENT PROVISIONS....................................................................15
         SECTION 3.01    Making of Payments................................................................15
         SECTION 3.02    Default Rate of Interest..........................................................15
         SECTION 3.03    Calculation of Interest...........................................................15
         SECTION 3.04    Special Payment Provision.........................................................15
ARTICLE IV. CONDITIONS TO BORROWINGS.......................................................................16
ARTICLE V.  REPRESENTATIONS AND WARRANTIES.................................................................17
ARTICLE VI. AFFIRMATIVE COVENANTS..........................................................................17
         SECTION 6.01    Corporate Existence; Maintenance of Properties....................................17
         SECTION 6.02    Compliance with Laws, Etc.........................................................18
         SECTION 6.03    Taxes and Claims..................................................................18
         SECTION 6.04    Compliance with Other Agreements..................................................18
         SECTION 6.05    Inspection of Property............................................................18
         SECTION 6.06    Insurance.........................................................................18
         SECTION 6.07    Business..........................................................................19
         SECTION 6.08    Keeping of Books..................................................................19
         SECTION 6.09    Reporting Covenants...............................................................19
         SECTION 6.10    Maintenance of Patents............................................................20
         SECTION 6.11    Use of Proceeds...................................................................20
         SECTION 6.12    Disclosure........................................................................20
         SECTION 6.13    Legal Opinion.....................................................................20
         SECTION 6.14    Notices of Material Events........................................................20
         SECTION 6.15    Payment of Obligations............................................................21
         SECTION 6.16    Conduct of the Business Pending the Closing.......................................21
ARTICLE VII. NEGATIVE COVENANTS............................................................................21
         SECTION 7.01    Debt..............................................................................21

         SECTION 7.02    Liens.............................................................................22
         SECTION 7.03    Limitations on Restricted Payments................................................22
         SECTION 7.04    Merger and Sale of Assets.........................................................22
         SECTION 7.05    Compliance with ERISA.............................................................22
         SECTION 7.06    Issuance of Capital Stock.........................................................23
         SECTION 7.07    Subsidiaries......................................................................23
         SECTION 7.08    Organic Documents.................................................................23
         SECTION 7.09    Management........................................................................23
         SECTION 7.10    Inconsistent Agreements...........................................................23
         SECTION 7.11    Transactions with Affiliates......................................................23
         SECTION 7.12    Change in Accounting Method.......................................................23
         SECTION 7.13    Change in Fiscal Year End.........................................................23
         SECTION 7.14    Restrictive Agreements............................................................24
         SECTION 7.15    Sale and Leaseback Transactions...................................................24
         SECTION 7.16    Hedging Agreements................................................................24
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES...............................................................25
         SECTION 8.01    Events of Default.................................................................25
         SECTION 8.02    Remedies on Default...............................................................27
ARTICLE IX. MISCELLANEOUS..................................................................................28
         SECTION 9.01    No Waiver.........................................................................28
         SECTION 9.02    Notices...........................................................................28
         SECTION 9.03    Governing Law.....................................................................29
         SECTION 9.04    Specific Performance..............................................................29
         SECTION 9.05    Consent to Jurisdiction...........................................................29
         SECTION 9.06    Survival of Representations and Warranties........................................30
         SECTION 9.07    Descriptive Headings..............................................................30
         SECTION 9.08    Severability......................................................................30
         SECTION 9.09    Time is of the Essence............................................................30
         SECTION 9.10    Counterparts......................................................................30
         SECTION 9.11    Payment of Costs..................................................................30
         SECTION 9.12    Successors and Assigns............................................................30
         SECTION 9.13    Cumulative Remedies; No Waiver....................................................30
         SECTION 9.14    Amendments; Consents..............................................................30
         SECTION 9.15    Set-Off...........................................................................31
         SECTION 9.16(A) Indemnification Obligations of the Borrower.......................................31
         SECTION 9.17    Usury.............................................................................31
         SECTION 9.18    Construction......................................................................31
         SECTION 9.19    Entire Agreement..................................................................31
         SECTION 9.20    Confidentiality...................................................................32
         SECTION 9.21    Termination.......................................................................32

EXHIBITS:

Exhibit A       -    Notice of Borrowing

Exhibit B       -    Form of Note

Exhibit C       -    Form of Conversion Exercise Notice

Exhibit D       -    Borrower Disclosure Letter

SCHEDULES:

Schedule I      -    Permitted Uses of Borrowings

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT, dated as of October 27, 2000 (the "Agreement"), by and between PHOENIX INTERNATIONAL LTD., INC., a corporation organized and existing under the laws of the State of Florida (the "Borrower"), and LONDON BRIDGE ACQUISITION COMPANY, INC., a Delaware corporation (the "Lender").


                              W I T N E S S E T H:


         WHEREAS, the Borrower has requested, and the Lender has agreed to extend, financing upon the terms and conditions set forth herein;

         WHEREAS, Borrower and Lender have entered into that certain Asset Purchase Agreement dated as of October 25, 2000 (the "Asset Purchase Agreement"), whereby Lender has agreed to purchase from Borrower and Borrower has agreed to sell to Lender the Assets and Lender is assuming the Assumed Liabilities (each as defined in the Asset Purchase Agreement; capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Asset Purchase Agreement);

         NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Lender to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.01 DEFINITIONS. In addition to the other terms defined herein, the following terms when used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "AGREEMENT" shall mean this Loan Agreement, as it may, from time to time, be supplemented, amended, renewed, extended or otherwise modified.

         "AFFILIATE" shall mean, with respect to a specified Person a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common contract with the Person specified. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise, or (b) to vote 10% or more of the ownership interests having ordinary voting power for the election of directors of such Person.

         "APPLICABLE LAW" shall mean (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, (ii) Governmental Approvals and (iii) orders, decisions, judgments and decrees of all courts and arbitrators.

         "ASSET PURCHASE AGREEMENT" shall mean the Asset Purchase Agreement between the Borrower and Lender, dated October 25, 2000, and all amendments thereto.

         "BANKRUPTCY CODE" shall mean the Bankruptcy Code of 1978, 11 U.S.C. 101 et seq., as amended from time to time.

         "BORROWER" shall have the meaning set forth in the preamble hereof.

         "BORROWING" shall mean a Working Capital Borrowing.

         "BORROWING PERIOD" shall mean the period commencing on the Closing Date and ending on the Termination Date.

         "BUSINESS DAY" shall mean a day of the year on which commercial banks are not required or authorized to close in New York, New York.

         "CAPITAL LEASE" shall mean any lease of any property (whether real, personal or mixed) by Borrower as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet or in the notes thereto of such Person.

         "CAPITAL LEASE OBLIGATION" shall mean with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee (or the notes thereto) in respect of such Capital Lease.

         "CLOSING DATE" shall mean the date of this Agreement, or such later date as the Borrower shall have fulfilled all conditions precedent to the closing as set forth in Article IV hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Borrower.

         "CONVERSION" has the meaning set forth in Section 2.06(a).

         "CONVERSION AMOUNT" has the meaning set forth in Section 2.06(b).

         "CONVERSION CLOSING DATE" shall mean the date on which the Conversion Amount of the Line of Credit and accrued and unpaid interest thereon is converted by Lender into the Conversion Shares, which shall be a date agreed to by Borrower and Lender promptly after Lender delivers a Conversion Exercise Notice to Borrower.

         "CONVERSION EFFECTIVE DATE" has the meaning set forth in Section
2.06(a).

         "CONVERSION PRICE" shall be equal to the average closing price of the Common Stock for the five (5) trading days prior to conversion.

         "CONVERSION RIGHT" shall mean the right of Lender to convert all or a portion of the Line of Credit to shares of stock of the Borrower pursuant to
Section 2.06 hereof.

         "CONVERSION SHARES" has the meaning set forth in Section 2.06(c).

         "DEBT" shall mean all obligations of the Borrower which would, in accordance with GAAP, be classified upon its balance sheet as liabilities or in any way representing a contingent liability, other than stated capital, capital surplus and retained earnings, and in any event including (a) all obligations of the Borrower for borrowed money or evidenced by bonds, debentures, notes or similar instrument (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money), (b) any obligation of the Borrower for all or any part of the deferred purchase price of property or services or for the cost of property constructed or of improvements, other than trade accounts payable arising in the ordinary course of business which are not overdue by more than thirty (30) days or which are being contested in good faith by appropriate proceedings, (c) any obligation secured by any Lien on or payable out of the proceeds of production from property owned or held by the Borrower even though the Borrower has not assumed or become liable for the payment of such obligation, (d) any Guaranty by the Borrower of or with respect to Debt of another Person, (e) all Capital Lease Obligations of the Borrower, and (f) all obligations of the Borrower, contingent or otherwise, in respect of any letter of credit facilities, bankers' acceptance facilities or other similar credit facilities. In determining the Debt and assets of the Borrower, no effect shall be given to deposits, trust arrangements or similar arrangements which, in accordance with GAAP, extinguish Debt for which such Person remains legally liable.

         "DEFAULT" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default under Section 8.01 of this Agreement.

         "DEFAULT RATE" shall have the meaning set forth in Section 3.02 hereof.

         "DOLLAR" and the sign "$" shall mean lawful money of the United States of America.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "EVENT OF DEFAULT" shall have the meaning set forth in Section 8.01 hereof.

         "FISCAL YEAR" shall mean the accounting period of the Borrower commencing on January 1 of each year and ending on December 31 of such year thereafter.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "GOVERNMENTAL APPROVAL" shall mean an authorization, consent, approval, license or extension of, registration for filing with, or report or notice to, any governmental unit.

         "GOVERNMENTAL CHARGES" shall mean all of Borrower's national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances (including, without limitation, any of the foregoing in favor of the PBGC) upon and/or relating to
(a) the Obligations; (b) the Borrower's employees, payroll, income and/or gross receipts; (c) the Borrower's ownership and/or use of any of its assets; or (d) any other aspect of the Borrower's business.

         "GUARANTY" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the nondelivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guaranty shall be equal to the amount of the obligation guaranteed.

         "LENDER" means London Bridge Acquisition Company, Inc.

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.)

         "LINE OF CREDIT" shall mean, collectively, all Borrowings made by Lender to Borrower.

         "LINE OF CREDIT LOAN FACILITY" shall have the meaning set forth in
Section 2.01 hereof.

         "LOAN DOCUMENTS" shall mean and include, as the context requires, this Agreement, the Note, the Security Agreement, and all related UCC-1 financing statements, and any and all other instruments, agreements, documents and writings executed in connection herewith.

         "MATURITY DATE" shall have the meaning set forth in Section 2.02 hereof.

         "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

         "NOTE" shall have the meaning set forth in Section 2.02.

         "NOTICE OF BORROWING" shall have the meaning provided in Section
2.01(b).

         "OBLIGATIONS" shall mean all present and future indebtedness and other liabilities of the Borrower owing to the Lender, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "PERSON" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "PLAN" shall mean any "employee benefit plan" maintained by or on behalf of the Borrower or any ERISA Affiliate as defined in Section 3(3) of ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

         "PRIME RATE" shall mean, at any time, the "prime rate" of interest published in the "Money Rates" table in The Wall Street Journal, Eastern Edition (or if The Wall Street Journal is not available, then any nationally recognized financial publication selected by the Lender) determined as of the first day of the immediately preceding month.

         "SECURITY AGREEMENT" shall mean the Security Agreement, dated as of the Closing Date, entered into by the Borrower and the Lender.

         "SUBSIDIARY" shall mean any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors is at the time, directly or indirectly, owned by the Borrower and/or one or more Subsidiaries of the Borrower (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

         "TAXES" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

         "TERMINATION DATE" shall mean the earlier of the date on which the Asset Purchase Agreement is terminated or the date on which the Asset Purchase Agreement is closed.

         "TREASURY BILL RATE" shall mean the interest rate applicable to five
(5) year United States treasury bills as published in the The Wall Street Journal, Eastern Edition, or, in the case that that publication is either unavailable or does not contain the aforementioned rate, the London Financial Times, on the date the Lender funds the initial Borrowing.

         "WORKING CAPITAL BORROWING" shall mean any principal amount advanced by Lender to Borrower pursuant to Section 2.01(b) hereof, the proceeds of which are used by Borrower to fund ordinary course working capital needs.

         SECTION 1.02      ACCOUNTING TERMS.

         (a) All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under GAAP consistently applied from and after the Closing Date, subject to the following paragraph.

         (b) All financial statements delivered pursuant to Section 6.09 hereof shall conform to GAAP applied on a basis consistent with the financial statements referred to in Section 5.07 hereof. In the event that the Financial Accounting Standards Board (or a successor organization) mandates a change in GAAP and such change results in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in any provision of this Agreement, the Borrower agrees to join with the Lender in amending any such affected terms and provisions with the result that the criteria for evaluating the Borrower's and its Affiliates' financial condition shall be the same after implementing such changes; provided, however, that until the Lender has received prior notice of such changes affecting this Agreement as described above and either (i) all affected provisions of this Agreement have been amended, or (ii) the Lender notifies the Borrower in writing that no such amendments are necessary, compliance with all financial covenants shall be determined and all financial reports of the Borrower shall be prepared without regard to such changes. All references to "consolidated basis" or a "combined basis" contained herein shall be deemed to apply to the Borrower and its Affiliates, unless the context requires otherwise.

         SECTION 1.03 OTHER TERMS. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of Georgia to the extent the same are used or defined therein.


                                  ARTICLE II.

                          AMOUNT AND TERMS OF THE LOAN

         SECTION 2.01 LINE OF CREDIT LOAN FACILITY; REQUEST FOR ACQUISITION BORROWINGS AND WORKING CAPITAL BORROWINGS; DISBURSEMENT OF FUNDS.

         (a) Subject to and upon the terms and conditions set forth in this Agreement, the Lender hereby establishes in favor of the Borrower a line of credit loan facility of up to Ten Million Dollars ($10,000,000) for Working Capital Borrowings (the "Line of Credit Loan Facility"). Within the limits of the Line of Credit Loan Facility and during the Borrowing Period, the Borrower may borrow in accordance with the terms and conditions of this Agreement, provided, however, that (1) the Borrower may not (A) reborrow any principal repaid, (B) borrow should there exist a Default or Event of Default, or (C) borrow when Borrower's cash and cash equivalents (as shown in Schedule 2.3(a) of the Asset Purchase Agreement) are equal to or greater than Two Million Dollars ($2,000,000), and (2) the Borrower must use the proceeds of each Working Capital Borrowing to fund a use that has been approved by the Lender and listed in
Schedule I hereto, or for other needs of Borrower as pre-approved in writing by Lender.

         (b) Whenever the Borrower desires to borrow a Working Capital Borrowing under the Line of Credit Loan Facility within the Borrowing Period, but in any event no more often than once every thirty (30) days, it shall give the Lender prior written notice of such Working Capital Borrowing (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit A attached hereto. Each Notice of Borrowing shall be delivered to the Lender no later than five (5) days prior to the requested date of such Borrowing. Each Notice of Borrowing (i) shall be irrevocable, (ii) shall specify the aggregate principal amount of the Working Capital Borrowing which shall be in the minimum amount of Two Hundred Thousand Dollars ($200,000) and shall not exceed Two Million Dollars ($2,000,000), and (iii) shall describe in detail acceptable to Lender the proposed use of the proceeds of such Borrowing. Promptly upon Lender's request therefor, Borrower shall deliver copies of such documents relating to the proposed use as Lender shall request. To the extent that the use is for a purpose other than those listed on Schedule I hereto (an "Off-Schedule Expenditure"), Lender shall notify Borrower in writing no later than three (3) business days after receipt of each Notice of Borrowing of whether Lender consents to the Off-Schedule Expenditure at its sole discretion. If the Lender consents to such Off-Schedule Expenditure in the exercise of its sole discretion, it shall be deemed a permitted use of Working Capital Borrowing, and Lender will make available the amount requested by the Borrower in the Notice of Borrowing in immediately available funds no later than 3:00 p.m. (Atlanta, Georgia time) on the date specified in the Notice of Borrowing. Notwithstanding the foregoing, the Lender shall have no obligation to make such Borrowing to Borrower on the date requested in the Notice of Borrowing unless the Borrower has complied with all of the conditions set forth in Article IV hereof.

         SECTION 2.02 NOTE; MATURITY. The Line of Credit shall be evidenced by a single promissory note (the "Note") in the form of Exhibit B attached hereto. The Note (a) shall be dated a date prior to the first Borrowing hereunder, (b) shall be payable to the order of the Lender, (c) shall bear interest as hereinafter provided and (d) shall mature (i) on the Closing Date (as defined in the Asset Purchase Agreement), (ii) sooner should the principal and accrued interest thereon be declared due and payable as provided for in
Section 8.02, (iii) if a Conversion with respect to all of the Line of Credit shall occur in accordance with Section 2.08 hereof, on the Conversion Closing Date, or (iv) ninety (90) days after the termination of the Asset Purchase Agreement in accordance with its terms (either (i), (ii), (iii) or (iv) the "Maturity Date").

         SECTION 2.03 USE OF PROCEEDS. The proceeds of Working Capital Borrowings will be used to fund working capital needs of Borrower as approved by Lender and set forth in Schedule I hereto.

         SECTION 2.04 INTEREST RATE. Interest shall accrue on the unpaid principal amount of the Line of Credit Loan at a rate per annum equal to the Prime Rate plus one percent (1%), or the Default Rate, if applicable.

         SECTION 2.05 INTEREST PAYMENT. Interest on the Loan shall be payable on the Maturity Date (whether due to acceleration or otherwise).

         SECTION 2.06      CONVERSION OF LINE OF CREDIT.

         (a) The Lender shall have the right (the "Conversion Right"), at any time after the Asset Purchase Agreement is terminated (the "Conversion Effective Date"), to elect to convert all or a portion of the outstanding Line of Credit, together with accrued and unpaid interest thereon, into fully paid and non-assessable shares of Common Stock in accordance with the provisions below (the "Conversion") by completing, signing and delivering to the Borrower a notice in the form set forth as Exhibit C hereto (the "Conversion Exercise Notice"). Any Conversion Exercise Notice delivered prior to the Conversion Effective Date shall not be effective until the Conversion Effective Date.

         (b) The Lender shall specify in the Conversion Exercise Notice, among other things, the amount of the outstanding principal under the Line of Credit and the amount of accrued and unpaid interest thereon that it will convert into shares of Common Stock (the "Conversion Amount").

         (c) On the Conversion Closing Date, the Lender will receive a number of shares of Common Stock (the "Conversion Shares") equal to (i) the Conversion Amount divided by (ii) the Conversion Price, subject to adjustment as follows: If, after the Conversion Effective Date and prior to the Conversion Closing Date, the Borrower shall (w) declare or pay a dividend on the outstanding Common Stock in shares of Common Stock or make a distribution to all holders of Common Stock in shares of Common Stock , (x) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock , (y) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (z) issue by reclassification shares of Common Stock or other securities of the Borrower, then the number of Conversion Shares to be issued at the Conversion Closing shall be adjusted so that Lender shall be entitled to receive the number and kind of shares of Common Stock or other securities that Lender would have owned or have been entitled to receive after the happening of any of the events described above had the Conversion Amount been converted into shares of Common Stock immediately prior to the happening of such event or any record date with respect thereto (such that the Lender's Conversion Shares shall be undiluted by such event). An adjustment to the number of Conversion Shares made pursuant to this paragraph shall become effective immediately after the record date for the dividend payment, subdivision, combination or issuance, if any, or, if there is no such record date, then on the date of such event. Such adjustments shall be made successively. In case of any capital reorganization, any reclassification of the Common Stock (other than as a result of a stock dividend or subdivision, split up or combination of shares described in the preceding sentence), or any share exchange by or the consolidation or merger of the Borrower with or into another person or entity (other than a share exchange or merger in which the Borrower is the acquiring or surviving corporation and which does not result in any change in the Common Stock other than the issuance of additional shares of Common Stock), or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of the Borrower as an entirety or the participation by the Borrower in a share exchange as the corporation the stock of which is to be acquired (collectively, "Reorganization Event"), this Conversion Right shall (effective on the effective date of such Reorganization Event) be exercisable into the kind and number of shares of stock or other securities or property of the Borrower or of the corporation resulting from such consolidation, surviving such merger, or to which such properties and assets have been sold, exchanged, leased, transferred or otherwise disposed, that a holder of the number of shares of Common Stock deliverable upon exercise of this Conversion Right would have been entitled to upon such Reorganization Event.

         (d) On the Conversion Closing Date, (i) Lender shall surrender the Note to Borrower and shall furnish such other appropriate endorsements and transfer documents as reasonably requested by Borrower, and Borrower shall issue and deliver to Lender a certificate or certificates for the Conversion Shares and (ii) if less than the entire portion of the Line of Credit and accrued and unpaid interest thereon is converted into Common Stock, a new Note in a stated principal amount equal to the portion of the Line of Credit and accrued and unpaid interest thereon not converted into Common Stock, to be repaid in accordance with Section 2.06 with interest at the rates set forth in Section 2.04.

         (e) The Borrower will pay all documentary stamp taxes and other governmental charges in connection with the initial issuance and delivery of the Conversion Shares on the Conversion Closing Date.

         (f) The Borrower shall reserve, out of its authorized but unissued shares or its shares held in treasury, sufficient shares of Common Stock to provide for the conversion in full of the Line of Credit plus accrued and unpaid interest outstanding on the Line of Credit.

         (g) The Borrower covenants that all shares of Common Stock which may be issued in the Conversion will upon issuance be validly authorized and issued, fully paid and nonassessable by the Borrower, free from preemptive rights and free from all taxes, liens and charges with respect to the issue thereof.

         (h) The Borrower covenants that if any shares of Common Stock to be provided for the purpose of effecting the Conversion require registration with or approval of any governmental authority under any applicable federal or state law before such shares may be validly issued upon conversion, the Borrower will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

                                  ARTICLE III.

                           GENERAL PAYMENT PROVISIONS

         SECTION 3.01 MAKING OF PAYMENTS. All payments of principal of and interest on the Line of Credit shall be made in immediately available funds to the Lender at its principal office at 8550 Engineering Drive, Norcross, Georgia. Any payment due on a date which is not a Business Day shall be deemed to be due on the next following Business Day. All such payments shall be made not later than 1:00 p.m. Atlanta, Georgia time, and funds received after that hour shall be deemed to have been received by the Lender on the next following Business Day.

         SECTION 3.02 DEFAULT RATE OF INTEREST. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal or other amount owing under the Line of Credit, the Note or this Agreement or if an Event of Default has otherwise occurred and is continuing, then interest shall accrue on such unpaid principal, and to the extent allowed by law, other amount due, from the due date until and including the date on which such principal or other amount is paid in full at a rate of interest (the "Default Rate") equal to the lesser of (i) the Prime Rate plus 5% or (ii) the highest amount allowed by law. Interest accruing pursuant to this Section 3.02 will be due and payable in full on each date that principal is payable in accordance with Section 2.02 and 8.02.

         SECTION 3.03 CALCULATION OF INTEREST. Interest payable on the Line of Credit shall be calculated on the basis of a year of 365 days and paid for the actual number of days elapsed.

         SECTION 3.04 SPECIAL PAYMENT PROVISION. If the Asset Purchase Agreement is duly consummated according to its terms by Borrower and Lender, the Borrower shall pay the Note as follows: (i) Borrower shall receive a credit toward repayment of the Note to the extent of any adjustment to the Purchase Price pursuant to Section 2.3 of the Asset Purchase Agreement that is unfavorable to Borrower, and (ii) Borrower shall receive a credit for an amount equal to the "burn rate" with respect to the period during which the Line of Credit is outstanding, as described in Schedule 2.3(a) to the Asset Purchase Agreement. In the event the Asset Purchase Agreement is terminated, Borrower shall receive a credit toward repayment of the Note equal to the aggregate amount of proceeds received and retained by Lender pursuant to the terms of that certain License and Reseller Agreement between the Borrower and the Lender dated as of the date hereof. Such payments will be applied first to unpaid interest and then to unpaid principal.

                                  ARTICLE IV.

                            CONDITIONS TO BORROWINGS

         In addition to the conditions set forth in Section 2.01, the obligation of the Lender to make the initial Borrowing to the Borrower hereunder is subject to the Lender's having received the following, each dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender:

         (a)      A duly completed Note payable to the order of the Lender;

         (b) A duly executed original of (i) this Agreement, (ii) the Security Agreement, and (iii) such UCC-1 financing statements with respect to the Security Agreement as the Lender shall reasonably require, executed by the Borrower thereto;

         (c) Copies of the organizational papers of the Borrower certified as true and correct by the Secretary of State of the state in which the Borrower is organized, and a certificate of existence from the Secretary of State of the state in which the Borrower is organized and certificates of the Secretary of State of those other States in which the Borrower is legally required to qualify to transact business as a foreign corporation, certifying that such corporation is in good standing as a corporation in such State;

         (d) A certificate of the Secretary of the Borrower certifying (i) true and correct copies of the bylaws of the Borrower, (ii) true and correct copies of resolutions of the Board of Directors of the Borrower approving the Loan Documents to which the Borrower is a party, and (iii) the names and true signatures of the respective officers or designated persons of the Borrower who are authorized to execute the Loan Documents to which the Borrower is a party;

         (e) True copies of all consents and required governmental approvals and filings, if any are required, necessary to the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby;

         (f) A certificate of insurance, showing that all property of the Borrower has been insured for the benefit of the Borrower in amounts reasonably deemed adequate by the Lender against risks customarily insured against by Persons operating businesses similar to those of the Borrower in the localities where such properties are located;

         (g) A favorable written opinion of counsel to the Borrower (including intellectual property counsel) addressing such issues as the Lender shall reasonably require;

         (h) A certificate of duly authorized officers of the Borrower certifying that, after giving effect to this Agreement, all representations and warranties herein are true and correct and there is no Default or Event of Default in existence as of the Closing Date, nor any event which, given notice or the passage of time or both would constitute an Event of Default;

         (i)      Restated financial statements for the years 1997-1999;

         (j) Lien searches showing no Liens affecting the Borrower or any of its properties in such jurisdictions as the Lender shall reasonably request, other than those Liens disclosed in Section 3.10 of the Borrower Disclosure Letter;

         (k) Copies of all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto or delivered in connection therewith;

         (l) Borrower Disclosure Letter (as defined in the Asset Purchase Agreement as "Seller Disclosure Letter") in form and substance acceptable to Lender.

         (n) Such other approvals, opinions and documents as the Lender may reasonably request.


                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants those matters as set forth in Article III of the Asset Purchase Agreement; thus, Sections 3.1 through 3.28 of the Asset Purchase Agreement are incorporated herein by reference.

                                  ARTICLE VI.

                              AFFIRMATIVE COVENANTS

                  So long as (i) the Line of Credit Loan Facility shall remain outstanding, (ii) any portion of the Line of Credit shall remain unpaid, and
(iii) the Asset Purchase Agreement has been terminated, the Borrower shall, and shall cause each of its Subsidiaries to, unless the Lender shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, abide by the following Sections 6.01 though 6.15:

                  SECTION 6.01 CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES.
(a) Do or cause to be done all things necessary to preserve and maintain its existence, rights and franchises, except as otherwise permitted pursuant to
Section 7.03 hereof, (b) cause its properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the judgment of the Borrower may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times and (c) will qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Borrower or such Subsidiary may legally require such qualification.

                  SECTION 6.02 COMPLIANCE WITH LAWS, ETC. Comply with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, ERISA, and notify the Lender in writing, promptly upon learning thereof of any notice that the Borrower or any of its Subsidiaries is not in compliance with any material respect with ERISA.

                  SECTION 6.03 TAXES AND CLAIMS. Pay and discharge (a) before the same shall become delinquent, all taxes, assessments and other Governmental Charges levied or imposed upon it or upon its income, profits or properties and
(b) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon and of its property; provided, however, that, in each case, the Borrower and its Subsidiaries shall not be required to pay or cause to be paid or discharged any such tax, assessment, charge or claim whose amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained.

                  SECTION 6.04 COMPLIANCE WITH OTHER AGREEMENTS. Conduct its business operations and obtain all necessary permits and licenses in compliance with all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound.

                  SECTION 6.05 INSPECTION OF PROPERTY. Permit any Person designated in writing by the Lender to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the principal officers of the Borrower and its Subsidiaries and their independent public accountants, all at such reasonable times and as often as the Lender may reasonably request.

                  SECTION 6.06 INSURANCE. Maintain with financially sound and reputable carriers insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses; and notify the Lender promptly of an event or occurrence causing a material loss or decline in value of the assets of the Borrower or any of its Subsidiaries, the estimated (or actual, if available) amount of such loss or decline and whether or not such loss or decline is covered by such insurance.

                  SECTION 6.07 BUSINESS. Remain substantially in the business in which it is engaged, in the case of the Borrower, as of the date of this Agreement, and in the case of each Subsidiary, as of the date the Borrower acquires the stock or assets of such Subsidiary.

                  SECTION 6.08 KEEPING OF BOOKS. Keep proper books of record and account, containing complete and accurate entries of all of its financial and business transactions.

                  SECTION 6.09 REPORTING COVENANTS. Deliver to the Lender:

                  (a) as soon as available each financial statement provided to the Securities Exchange Commission;

                  (b) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to its attention to cause it to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

                  (c) forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) on or before the last day of each calendar month, and after (i) the occurrence thereof, notice of the initiation by any Person of any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency, or official, against the Borrower, any of its Subsidiaries or any other Loan Party, or any material property of any of them, together with a statement of the existence of insurance coverage, if such exits, the name of the insurance carrier, and whether the insurance carrier has acknowledged covered and assumed defense, (ii) the receipt of actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration seeking monetary damages in excess of $10,000 or seeking monetary damages in such other amount which would cause the aggregate monetary damages sought with respect to all such actions, suits, proceedings, investigations or arbitrations to exceed $100,000, or that would otherwise have a material adverse effect on the business, property or assets, or financial condition or prospects of the Borrower or any of its Subsidiaries, each such notice under this subsection to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim, (iii) the receipt of any notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; or (iv) the receipt of any notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of any withdrawal liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, together with a statement of the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clauses (A), (B) or (C) above;

                  (e) such other information respecting the condition or operations, financial or otherwise, of the Borrower, any of its Subsidiaries or any other Loan Party, as the Lender may from time to time reasonably request.

                  SECTION 6.10 MAINTENANCE OF PATENTS, ETC. Maintain all patents, trademarks, service marks, trade names, copyrights, licenses and other rights necessary for the operation of its business as presently conducted, free from burdensome restrictions, on such assets as described on Schedule 6.10 hereto.

                  SECTION 6.11 USE OF PROCEEDS. Use the proceeds of the Line of Credit solely for uses designated in approvals of Working Capital Borrowings.

                  SECTION 6.12 RESERVED.

                  SECTION 6.13 LEGAL OPINION. Procure and deliver to Lender the opinion of Nelson Mullins Riley & Scarborough L.L.P. or such other law firm reasonably acceptable to Lender to the effect that, without limitation, qualification, exception or reservation, (i) the shareholders of the Borrower will not have preemptive rights under Florida law with respect to the Conversion Shares to be issued in the Conversion;

                  SECTION 6.14 NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Lender prompt written notice of the following:

                  (a)      the occurrence of any Default or Event of Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000.00; and

                  (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

                  Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 6.15 PAYMENT OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                  Until termination, but not after termination, of the Asset Purchase Agreement, the following Section 6.16 shall apply:

                  SECTION 6.16 CONDUCT OF THE BUSINESS PENDING THE CLOSING. Between the date of this Agreement and the Closing, the Borrower will conduct its business in accordance with Section 5.1 of the Asset Purchase Agreement; thus, Section 5.1 of the Asset Purchase Agreement is hereby incorporated by reference.


                                  ARTICLE VII.

                               NEGATIVE COVENANTS

                  So long as (i) the Line of Credit Loan Facility remains outstanding, (ii) any portion of the Line of Credit shall remain unpaid, and
(iii) the Asset Purchase Agreement has been terminated, the Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Lender which consent will not be unreasonably withheld or delayed (except in connection with a transaction which results in the payment in full to Lender of all amounts owing under the Note, this Agreement and the other Loan Documents):

                  SECTION 7.01 DEBT. Create, incur, assume or suffer to exist any Debt or any operating lease and other rental obligations other than (1) Indebtedness incurred under this Agreement, (2) Indebtedness existing as of the date of this Agreement and disclosed in the Borrower Disclosure Letter, and renewals and refinancings thereof which do not increase the principal amount owed by Borrower, (3) in the case of any Subsidiary, Indebtedness of such Subsidiary existing as of the date that the Borrower acquires such Subsidiary, but excluding any Indebtedness incurred by such Subsidiary in connection with such acquisition, (4) accounts payable to trade creditors incurred in the ordinary course of business, (5) Indebtedness secured by purchase money liens as permitted in Section 7.02 hereof, and (6) additional Indebtedness not to exceed $50,000 per occurrence, all of which must be in compliance with the covenants in Section 6.12 hereof.

                  SECTION 7.02 LIENS. Create, assume or suffer to exist any Lien or other encumbrance of any kind on any of its properties or assets, real or personal, wherever located, including assets hereafter acquired, other than (1) Liens in favor of the Lender, (2) Liens existing as of the date of this Agreement and disclosed in the Borrower Disclosure Letter (3) in the case of any Subsidiary, liens of such Subsidiary existing as of the date that the Borrower acquires such Subsidiary, but excluding any Liens created by such Subsidiary in connection with such acquisition, (4) Liens for taxes not yet due and payable or otherwise being contested in good faith and for which appropriate reserves as maintained, (5) other Liens imposed by law not yet due and payable, or otherwise being contested in good faith and for which appropriate reserves are maintained, and (6) purchase money Liens on any property hereafter acquired, provided such Lien shall attach only the property acquired.

                  SECTION 7.03 LIMITATIONS ON RESTRICTED PAYMENTS. Declare or make any payment or distribution of cash, securities or other property in respect of any capital stock of Borrower; make any payment or distribution on account of the purchase, redemption, retirement or other acquisition for value of any capital stock of Borrower; return any equity capital to Borrower's stockholders; pay or deliver cash, securities or other property to its stockholders as such; make any payment to Borrower's Affiliates, in the form of management, advisory or consulting fees, reimbursement of overhead expenses or other similar expenses or any other compensation, or make any loans, advances or investments in Borrower's Affiliates or Subsidiaries or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments"), except to the extent contemplated by the Loan Documents.

                  SECTION 7.04 MERGER AND SALE OF ASSETS. Other than consummation of the Asset Purchase Agreement, enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets (whether now owned or hereafter acquired) in any single transaction or series of related transactions, to any Person; provided, however, that any of the Borrower's Subsidiaries may merge with and into the Borrower so long as the Borrower is the continuing or surviving corporation after such merger, and with the prior written consent of Lender and no Event of Default shall have occurred or be occurring after giving effect to such merger. For the purposes of this Section 7.04, a substantial part of its assets shall mean such assets which either (a) generate 10% of Borrower's gross revenues or (b) constitute 10% or more of Borrower's assets, measured at the time of such sale, lease, transfer or other disposition.

                  SECTION 7.05 COMPLIANCE WITH ERISA. Take or fail to take, nor permit any ERISA Affiliate to take or fail to take, any action with respect to a Plan including, but not limited to (i) establishing any Plan, (ii) amending any Plan, (iii) terminating or withdrawing from any Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Borrower or any Subsidiary, result in a lien on the property of the Borrower or any Subsidiary, or require the Borrower or any Subsidiary to provide any security.

                  SECTION 7.06 ISSUANCE OF CAPITAL STOCK. Offer, issue or sell any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Borrower.

                  SECTION 7.07 SUBSIDIARIES. Create or acquire any Subsidiaries.

                  SECTION 7.08 ORGANIC DOCUMENTS. Without the prior written consent of Lender, consent to any amendment, supplement or other modification of the terms or provisions contained in, or applicable to, the Borrower's Certificate of Incorporation or By-laws.

                  SECTION 7.09 MANAGEMENT. Without the prior written consent of Lender, effect any change in the persons holding the positions of Chairman and Chief Executive Officer, President, or any employee listed on Schedule 10.16(a) to the Asset Purchase Agreement.

                  SECTION 7.10 INCONSISTENT AGREEMENTS. Enter into or permit any Subsidiary to enter into any material agreement containing any provision which would be violated or breached in any material respect by the performance of Borrower or any Subsidiary of its obligations hereunder or under any Loan Document.

                  SECTION 7.11 TRANSACTIONS WITH AFFILIATES. Enter into or permit any Subsidiary to enter into (a) any arrangement or contract with any of its Affiliates requiring any payments to be made by the Borrower or any Subsidiary to any such Affiliate, other than the transactions provided for in the Loan Documents or (b) any other transaction, arrangement or contract with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

                  SECTION 7.12 CHANGE IN ACCOUNTING METHOD. Make any change in accounting treatment and reporting practices except as required by GAAP.

                  SECTION 7.13 CHANGE IN FISCAL YEAR END. Without the prior written consent of Lender, change its Fiscal year End.

                  SECTION 7.14 RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases [and other contracts] restricting the assignment thereof.

                  SECTION 7.15 SALE AND LEASEBACK TRANSACTIONS. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

                  SECTION 7.16 HEDGING AGREEMENTS. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

                                 ARTICLE VIII.

                         EVENTS OF DEFAULT AND REMEDIES

                  SECTION 8.01 EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

                  (a) The Borrower fails to pay when due any payment of principal due on the Line of Credit, or fails to pay when due any interest on the Line of Credit or any other sum payable hereunder within ten (10) days of its due date; or

                  (b) Any representation or warranty contained herein or in any other Loan Document, or deemed to have been made hereunder or under any other Loan Document or made by or furnished on behalf of the Borrower or any other Loan Party in connection herewith or in connection with any other Loan Document shall be false or misleading in any material respect as of the date made or deemed to have been made, provided Lender simultaneously or previously terminated the Asset Purchase Agreement; or

                  (c) The Borrower fails to perform or observe any covenant, term or condition contained in either Section 6.09, Section 6.12,
Section 6.13 or Article VII; or

                  (d) The Borrower fails to perform or observe any covenant, term or condition contained in this Agreement other than as set forth in either Section 6.09, Section 6.12, Section 6.13 or Article VII hereof or in any other Loan Document and such failure shall remain unremedied for a period of 30 days; or

                  (e) The Borrower or any of its Subsidiaries (i) defaults in any payment of principal or interest on any other obligation for money borrowed (or any obligation under a Capital Lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit), the stated principal amount of such indebtedness or obligation being equal to or greater than $50,000, beyond any period of grace provided with respect thereto, or (ii) fails to perform or observe any other agreement, term or condition contained in any agreement under which any obligation described in clause (i) is created (or if any other event shall occur and be continuing thereunder) and the effect of such failure or other event is to cause or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or

                  (f) The Borrower or any of its Subsidiaries fails to pay its debts generally as they become due or shall admit in writing its inability to pay its debts generally; or

                  (g) The Borrower or any of its Subsidiaries shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains unstayed and in effect for more than sixty (60) days; or the Borrower, any of its Subsidiaries or any other Loan Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by the Borrower, any of its Subsidiaries or any other Loan Party for the purpose of effecting any of the foregoing; or

                  (h) The Borrower, any of its Subsidiaries or any other Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower, such Subsidiary or such other Loan Party is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint; or

                  (i) Any order, judgment or decree is entered in any proceedings against the Borrower, any of its Subsidiaries or any other Loan Party decreeing the dissolution of the Borrower, such Subsidiary or such other Loan Party, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

                  (j) Any order, judgment or decree is entered in any proceedings against the Borrower, any of its Subsidiaries or any other Loan Party decreeing a split-up of the Borrower, such Subsidiary or such other Loan Party, and such order, judgment or decree remains unstayed and in effect for more than forty-five (45) days; or

                  (k) A judgment or order for the payment of money in an amount in excess of $100,000 or otherwise materially adverse to the business, financial condition, results of operations or prospects of the Borrower, any of its Subsidiaries or any other Loan Party is rendered against the Borrower, such Subsidiary or such other Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (l) The Loan Documents shall not be in full force and effect;

                  (m) The Asset Purchase Agreement shall be terminated for any reason (a "Termination Default").

                  SECTION 8.02 REMEDIES ON DEFAULT.

                  (a) Upon the occurrence of an Event of Default, the Lender may (i) terminate the Line of Credit Loan Facility and all other obligations of the Lender to the Borrower, including, without limitation, all obligations to make Borrowings under this Agreement, and (ii) declare the Line of Credit, including principal and accrued interest payable in full ninety (90) days after such declaration. Upon the occurrence of such an Event of Default, interest will begin to accrue immediately at the Default Rate and shall be payable in full with each principal payment made pursuant to this Section 8.02(a).

                  (b) Upon the occurrence of an Event of Default described in Section 8.01(f) or (g), (i) the Line of Credit Loan Facility and all other obligations of the Lender to the Borrower, including, without limitation, all obligations to make Borrowings under this Agreement, shall terminate automatically and (ii) the Line of Credit, including principal and accrued interest, shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

                  (c) Upon the occurrence of an Event of Default and acceleration of the Line of Credit as provided in (a) or (b) above, and, in the case of subsection (a), expiration of the 90 day standstill period, the Lender may pursue any remedy available under this Agreement, under the Note, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Lender under the Loan Documents and otherwise may be exercised shall be determined by the Lender.

                  (d) Upon the occurrence of a Termination Default (as defined in Section 8.01(n)), Borrower shall repay the Line of Credit Loan Facility within ninety (90) days of the date the Asset Purchase Agreement is terminated.

                  (e) All payments with respect to this Agreement received by the Lender shall be applied first, to the payment of accrued and unpaid fees of the Lender, if any, second, to the payment of accrued and unpaid interest on the Note, to and including the date of such application, third, to the payment of the unpaid principal of the Note, and fourth, to the payment of all other amounts then owing to the Lender under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lender hereunder or under applicable law.

                                  ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.01 NO WAIVER. No delay or failure on the part of the Lender or any holder of Note in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Lender unless made in writing and signed by the Lender, and then only to the extent expressly specified therein.

                  SECTION 9.02 NOTICES. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including bank wire, telecopy or similar teletransmission or writing) and shall be given at the following addresses:

              (1)  If to the Lender,   LONDON BRIDGE ACQUISITION COMPANY, INC.
                                       c/o Patricia B. Todd, General Counsel
                                       2550 W. Tyvola Road, Suite 460
                                       Charlotte, NC  28217

                                       with copies to:

                                       King & Spalding
                                       191 Peachtree Street
                                       Atlanta, Georgia 30303-1763
                                       Attention: Alan Prince
                                       Telecopy: (404)572-3595

              (2)  If to the Borrower, PHOENIX INTERNATIONAL LTD., INC.
                                       500 International Parkway
                                       Heathrow, Florida 32746
                                       Telecopy:  (407)548-5342
                                       Attention: Bahram Yusefzadeh

                                       with copies to:

                                       Nelson Mullins Riley & Scarborough L.L.P.
                                       999 Peachtree Street
                                       Atlanta, GA 30309
                                       Telecopier: (404)
                                       Attention:  Glenn W. Sturm, Esq.

Any such notice, request or other communication shall be effective (i) if given by mail, upon the earlier of receipt or the fifth Business Day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified herein. The Borrower or the Lender may change its address for notice purposes by notice to the other parties in the manner provided herein. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

                  SECTION 9.03 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

                  SECTION 9.04 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any material provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the material terms hereof, in addition to any other remedy at law or equity.

                  SECTION 9.05 CONSENT TO JURISDICTION.

                  (a)      Each of the parties hereto:

                           (i)      consents to submit itself to the personal
jurisdiction of (A) the United States District Court for the Northern District of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have jurisdiction with respect to such dispute and (B) the Courts of the State of Georgia otherwise;

                           (ii)     agrees that it will not attempt to deny or
defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                           (iii)    agrees that it will not bring any action
relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

                           (iv)     agrees that service of process in any such
action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 9.02 or at such other address of which the other party shall have been notified pursuant thereto; and

                           (v)      agrees that nothing herein shall affect the
right to effect service of process in any other manner permitted by law.

                  SECTION 9.06 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made by or furnished on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

                  SECTION 9.07 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  SECTION 9.08 SEVERABILITY. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

                  SECTION 9.09 TIME IS OF THE ESSENCE. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

                  SECTION 9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

                  SECTION 9.11 PAYMENT OF COSTS. Borrower and Lender shall pay their own respective costs for professional fees of counsel in connection with the drafting of this Agreement. The Borrower shall pay all reasonable costs and professional fees of counsel for the Lender that are actually incurred in efforts to collect from Borrower under this Agreement.

                  SECTION 9.12 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; provided, however, the Borrower shall have no right to assign its rights or obligations hereunder to any Person. Lender may assign its rights and obligations under this Agreement to any Affiliate of Lender.

                  SECTION 9.13 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, and remedies of the Lender provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.

                  SECTION 9.14 AMENDMENTS; CONSENTS. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan

Document, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Lender and the Borrower, and then only in the specific instance and for the specific purpose given.

                  SECTION 9.15 SET-OFF. Subject to the Asset Purchase Agreement, upon the occurrence and during the continuation of an Event of Default, the Borrower authorizes the Lender, without notice or demand, to apply any indebtedness due or to become due to the Borrower from the Lender in satisfaction of any of the indebtedness, liabilities or obligations of the Borrower under this Agreement or under any other Loan Document, including, without limitation, the right to set-off against any amounts owed by Lender to Borrower. Such set-off shall be applied as provided in Section 3.03 hereof.

                  SECTION 9.16 INDEMNIFICATION. The indemnification provisions of Article IX of the Asset Purchase Agreement are hereby incorporated into this Agreement.

                  SECTION 9.17 USURY. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Lender agree that, should any provision of this Agreement or of the Note, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Lender by the Borrower under this Agreement.

                  SECTION 9.18 CONSTRUCTION. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower, the Lender and their respective agents have participated in the preparation hereof.

                  SECTION 9.19 ENTIRE AGREEMENT. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto including, without limitation, any loan commitment from the Lender to the Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Borrower was not based upon any facts or materials provided by the Lender or the Lender, nor was the Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Lender or the Lender.

                  SECTION 9.20 CONFIDENTIALITY. Each party shall hold in confidence, to the extent commercially practicable, the existence and terms of this Agreement and the other Loan Documents.

                  SECTION 9.21 TERMINATION. This Agreement shall terminate at the expiration of the Borrowing Period without further action of either Borrower or Lender if there have been no Borrowings during the Borrowing Period. In the event of termination of this Agreement pursuant to this Section 9.21, this Agreement shall terminate and have no further force or effect and there shall be no liability on the part of either party or its respective officers, directors or shareholders, except for obligations under Sections 9.11, 9.20 and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve either party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

                                  Borrower:

                                  PHOENIX INTERNATIONAL LTD., INC.




                                  By: /s/ Bahram Yusefzadeh
                                     ------------------------------------
                                     Name: Bahram Yusefzadeh
                                     Title: Chairman and Chief Executive Officer


                                       [CORPORATE SEAL]

                                       Lender:

                                       LONDON BRIDGE ACQUISITION COMPANY, INC.




                                       By: /s/ JON LEE
                                          -------------------------------------
                                          Name: Jon Lee
                                          Title: Chief Operating Officer

                                    EXHIBIT A

                          [Form of Notice of Borrowing]




PHOENIX INTERNATIONAL LTD., INC.
Chris Anderson
LBSS, Inc.
8550 Engineering Drive
Norcross, GA  30092


Ladies and Gentlemen:

                  The undersigned, _______________________________, being the
____________________ of PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (the "Borrower"), hereby delivers this Notice of Borrowing to LONDON BRIDGE ACQUISITION COMPANY, INC. (the "Lender") as required by the terms of that certain Loan Agreement, dated as of October 27, 2000, by and between the Borrower and the Lender (as hereinafter amended, restated, supplemented or otherwise modified, the "Loan Agreement"; capitalized terms which are used in this Notice of Borrowing and not otherwise defined herein shall have the meanings ascribed to such capitalized terms in the Loan Agreement).

         The undersigned, solely in his above referenced capacity, hereby certifies to the Lender as follows:

         1. The undersigned is duly authorized to execute and deliver this Notice of Borrowing on behalf of the Borrower.

         2. As of the date hereof, the Borrower is in compliance with the terms of all Loan Documents and no Default or Event of Default exists under the Loan Agreement or any other Loan Document.

         3. The Borrower hereby reaffirms that the representations and warranties set forth in Article V of the Loan Agreement and the other Loan Documents to which it is a party as true and correct as of the date hereof.

                                     A-35-

         4. The Borrower hereby requests a borrowing under the Line of Credit Facility in the principal amount of $___________________________.

         5. The date of the requested borrowing shall be _______________. [Note: date must be at least [THIRTY (30)] days after the date of this Notice].

         6. The Borrower intends to use the proceeds of the requested borrowing to acquire or invest in the following or for the following purposes:


Check One:  ___ Such purpose is a permitted purpose listed on Schedule I hereto.

            ___ Such purpose is NOT a permitted purpose listed on Schedule I hereto.



         7. The proceeds from the borrowing requested hereunder should be made available to the Borrower as follows:


                          [Insert Payment Instructions]





Dated this ___ day of _______________, 20___.



                                        -----------------------------------
                                        Name:
                                        Title:


                                     A-36-

                                    EXHIBIT B

                                      NOTE

                                                             _____________, 2000


                  FOR VALUE RECEIVED, the undersigned, PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (the "Borrower"), promises to pay to the order of LONDON BRIDGE ACQUISITION COMPANY, INC., a Delaware corporation with its principal place of business in Georgia (the "Lender"), the sum of TEN MILLION AND NO/100's DOLLARS ($10,000,000.00) or such lesser amount of Borrowings as are outstanding hereunder. The principal on this Note is payable accordance with the terms and conditions of that certain Loan Agreement, dated as of October 27, 2000, by and between the Borrower and the Lender (as hereinafter amended, restated, supplemented or otherwise modified, the "Loan Agreement"; capitalized terms which are used in this Note and not otherwise defined herein shall have the meanings ascribed to such capitalized terms in the Loan Agreement) or sooner should this Note be declared immediately due and payable as hereinafter provided.

                  In addition to principal, the Borrower agrees to pay interest on the unpaid principal amount of Borrowings advanced hereunder from the Closing Date until the Line of Credit is repaid in full. Interest is payable in accordance with the terms and conditions of the Loan Agreement and at such rates of interest per annum as provided for in the Loan Agreement. Interest shall be computed on the basis of the actual number of days elapsed in a 365-day year.

                  All principal and interest shall be paid to the Lender at its office at 8550 Engineering Drive, Norcross, Georgia, 30092 or such other place as the holder hereof may designate. All payments of principal and interest shall be in immediately available funds in lawful money of the United States of America.

                  This Note evidences the Line of Credit incurred pursuant to the terms and conditions of the Loan Agreement to which reference is hereby made for a full and complete description of such terms and conditions. All capitalized terms used in this Note shall have the same meanings as set forth in the Loan Agreement.

                  The payment of any indebtedness evidenced by this Note prior to the Maturity Date shall not affect the enforceability of this Note as to any future, different or other indebtedness incurred hereunder by the Borrower.

                  Upon the existence or occurrence of any Event of Default as defined in the Loan Agreement, the principal and all accrued and unpaid interest hereof shall automatically become, or may be declared, due and payable in the manner and with the effect provided in Section 8.02 of the Loan Agreement.

                  Failure or forbearance of the Lender to exercise any right hereunder, or otherwise granted by the Loan Agreement or by law, shall not affect or release the liability of the Borrower hereunder, and shall not constitute a waiver of such right unless so stated by the Lender in writing. THIS NOTE SHALL BE DEEMED TO BE MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF GEORGIA. Time is of the essence of this Note.

                  PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST ARE HEREBY WAIVED.


                  IN WITNESS WHEREOF, the Borrower acting through its Chief Executive Officer has executed this Note under hand and seal as of the date first above written.


                                 PHOENIX INTERNATIONAL LTD., INC.



                                 By:
                                    --------------------------------------
                                    Name:
                                    Title:


                                             [CORPORATE SEAL]


                                      B-2-

                                    EXHIBIT C

                      [Form of Conversion Exercise Notice]

         Pursuant to Section 2.06 of the Loan Agreement (the "Loan Agreement") dated as of October 27, 2000, among LONDON BRIDGE ACQUISITION COMPANY, INC., as Lender, and PHOENIX INTERNATIONAL LTD., INC., as Borrower, Lender hereby notifies Borrower of the exercise of its option to convert the outstanding principal (or portion thereof as designated below) and the accrued interest outstanding under the attached Note on _____________, into shares of Common Stock in accordance with the terms of the Asset Purchase Agreement and the Loan Agreement and directs that such shares of Common Stock issuable and deliverable at the Conversion Closing be issued in the name of and delivered to Lender.

Lender elects to convert the entire
balance of the Note as of
____________:


Portion of the Note to be converted:                  $


Lender elects to convert the entire
amount of accrued interest on the
Note as of _____________:


Portion of accrued interest to be converted:          $



Capitalized terms used herein shall have the respective meanings ascribed in the Loan Agreement unless otherwise defined herein.

LONDON BRIDGE ACQUISITION COMPANY, INC.

By:

Title:

Date:

                                   SCHEDULE I
                          PERMITTED USES OF BORROWINGS

                                PAYROLL

                                - Orlando
                                - New York
                                - UK
                                - Singapore
                                - New Zealand
                                - Payroll processing fees
                                - Staff expenses
                                - Staff benefit expenses

                                RENT

                                - Orlando 500
                                - Orlando 701
                                - New Zealand
                                - New York

                                EQUIPMENT LEASE COSTS

                                OFFICE COSTS

                                - Telephone
                                - Office supplies
                                - Stationary and equipment
                                - Insurances
                                - Printing and copying
                                - Shipping and postage
                                - Computer supplies
                                - Computer software expense
                                - Bank service charge
                                - Office equipment maintenance
                                - Property Taxes

                                OTHER COSTS

                                - Professional Fees
                                - Marketing
                                - Licence sale commission
                                - Siemens invoices
                                - 3rd party royalties